ATARI
Atari Interactive, Inc.
417 5th Avenue
New York, NY 10016
www.atari.com

NON-BINDING AND SUBJECT TO REQUISITE APPROVALS AND CONTRACT

November 1, 2005

Splinternet Communications, Inc.
James Ackerly
25 South Avenue
New Canaan, CT 06840

RE: ATARI™ LICENSE

Dear James:

This letter is to outline the deal points discussed between us and ensure our understanding of the same.

Whereas, Splinternet Communications, Inc. ("Splinternet") wishes to license the ATARI word mark and logo for use in the VOIP and Telecom marketspace and, based on our preliminary review of the materials you provided to us, Atari Interactive, Inc. ("Atari Interactive") wishes to optimize its return on corporate assets, one of which is the ATARI word mark and logo.

The following are the core deal points, which of course will be subject to Atari Interactive board approval.

1. Splinternet will provide infrastructure including but not limited to the following: financial, technology, networking, marketing, and administrative management, operating capital, and all other required business functions to provide VOIP and telecom services under the name AtariTel (assuming the legal availability of such name).
2. Atari Interactive will allow the use of the ATARI word mark, in the form of "AtariTel", and the Fuji logo for use in this business (and not in connection with publishing or other distribution of any entertainment or edutainment software), in accordance with a trademark license agreement to be entered into by the parties.
3. Atari Interactive and its affiliates will also provide marketing support.
4. Atari will permit the inclusion of AtariTel marketing hooks (logos, link, stickers, etc.) to be included on the Atari-related websites and products, on terms and conditions to be defined.

Splinternet will permit Atari similar access to its websites, product packaging and marketing materials. Neither company will charge the other for this access, but each company will pay the incremental cost of adding their hook to the other's materials.

5. Splinternet will create a separate subsidiary for the operation of AtariTel and will grant Atari Interactive 19.9% of the outstanding shares of that subsidiary in accordance with the terms of a shareholders agreement to be entered into by the parties. As of the effective date of the agreement of the agreement, Splinter will have raised between $2.5 and $3 million of cash.
6. The term of the license will be for 10 years.
7. Territory will be worldwide.
8. AtariTel will pay a royalty to Atari Interactive as follows:
    a. Year 1-5   0.0% *of Net Revenues (Definition TBD)*
    b. Year 6-10   1.0% *of Net Revenues (Definition TBD)*
9. This is subject to a further understanding and review of the business plan provided to us, as well as a satisfactory due diligence review of the project.
10. Other terms and conditions will be jointly defined.

Depending upon the outcome of the technical and financial due diligence review, we may decide to reconsider the above-described royalty structure. For instance, we may decide to propose a deal whereby we would reduce Atari Interactive's initial stake in the operating subsidiary, in exchange for an up-front payment and a larger royalty.

In addition to the above terms, Atari Interactive requests the following.

1. If AtariTel is not operating (i.e., service available to the public on a commercial scale) by June 30, 2006, license can be terminated. The same shall apply in the event of a bankruptcy of AtariTel.
2. 19.9% shareholders agreement and liquidity expansions, including voting rights, pre-emption rights, registration rights, anti-dilution provisions and liquidity provisions.
3. 1 seat on the AtariTel board.
4. Full disclosure of business scope of the license including revenue model and service offerings.

As part of the next steps, we would like to proceed with a due diligence review, in order to review the various aspects of the venture. The primary focus of the due diligence review will be to review the technical aspects of the proposed system, operations, financial and legal.

Finally, please note that this is a competitive process. Atari Interactive expressly reserves the right, in its sole discretion, to evaluate the terms and conditions of any proposal, to accept or reject or defer for further consideration any proposal without specifying any reasons, and to alter or terminate this process at any time. The existence and content of this letter are subject to a Confidentiality Agreement relating to the proposed transaction which is to be executed simultaneously to the execution of the present letter.

It is understood and agreed that, except with respect to the foregoing paragraph and this paragraph, this letter is not binding and do not constitute an offer, and that the terms contemplated herein are subject to the parties entering into the above-referenced trademark license agreement, shareholders agreement, and agreements and documents ancillary thereto, and to Atari Interactive board approval.

Please direct all questions and/or concerns regarding this letter to myself at 212.726.4237.

If the terms of this letter are acceptable to you, please return a signed copy to my attention.

Best regards,

Frederic Chesnais
Chief Executive Officer
Atari Interactive, Inc.

Acknowledged and accepted:

SPLINTERNET COMMUNICATIONS, INC.

By: ______________________

Name: J.C. ACKERLY

Title: president